EXHIBIT 11


                    CACI INTERNATIONAL INC AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE




                 Three Months Ended 12/31,  Six Months Ended 12/31,
                 -------------------------  ----------------------

                     1996         1995         1996          1995

                    ------       ------       ------        ------

Net Income         $ 2,846       $ 2,347     $ 5,544       $ 4,571

Average shares
outstanding
during the period   10,405        10,102      10,352        10,094

Dilutive effect
of stock options
after application
of treasury
stock method           573           573         582           590
                    ------        ------      ------        ------
Average number
of shares
outstanding
during
the period          10,978        10,675      10,934        10,684
                    ======        ======      ======        ======
Earnings per
common and
common
equivalent share   $  0.26       $  0.22     $  0.51       $  0.43